Exhibit 3.5

CERTIFICATE OF DESIGNATIONS

OF

7.125% SERIES B FIXED-TO-FLOATING RATE CUMULATIVE REDEEMABLE PREFERRED STOCK

OF

NEW RESIDENTIAL INVESTMENT CORP.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

New Residential Investment Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to authority conferred upon the Board of Directors (the “Board”) of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended from time to time, the “Certificate of Incorporation”), and pursuant to authority conferred upon the pricing committee (the “Pricing Committee”) of the Board, the Pricing Committee, pursuant to Section 151 of the General Corporation Law of the State of Delaware, adopted resolutions (i) authorizing a new series of the Corporation’s previously authorized preferred stock, $0.01 par value per share (the “Preferred Stock”) and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of 7.125% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock of the Corporation, as follows:

RESOLVED, that the Corporation is hereby authorized to issue up to 11,500,000 shares of 7.125% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.01 par value per share, which shall have the following powers, designations, preferences and other special rights:

Section 1.         Designation, Amount and Form. The shares of such series shall be designated as “7.125% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock” (the “Series B Preferred Stock”) and the number of shares initially constituting such series shall be Eleven Million Five Hundred Thousand (11,500,000). Shares of Series B Preferred Stock may be represented in the form of uncertificated shares, provided, however, that, upon request, holders of uncertificated shares of Series B Preferred Stock shall be entitled to have a certificate for shares of Series B Preferred Stock signed by, or in the name of, the Corporation, certifying the number of shares owned by such holder; provided further that holders of uncertificated shares of Series B Preferred Stock shall only be entitled to request a certificate for shares of Series B Preferred Stock signed by, or in the name of, the Corporation as described in this Section 1, and the Corporation shall only be obligated to provide such certificate, in the event that the Series B Preferred Stock is not listed on a national exchange at any time after 30 days following the Original Issue Date (as defined below).

Section 2.         Maturity. The Series B Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Corporation decides to redeem or otherwise repurchase the Series B Preferred Stock or (ii) the Series B Preferred Stock becomes convertible and is actually converted pursuant to Section 7 hereof. The Corporation is not required to set aside funds to redeem the Series B Preferred Stock.

Section 3.         Ranking. The Series B Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes or series of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), and to all other equity securities issued by the Corporation that expressly indicate are subordinated to the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up; (ii) on a parity with all equity securities issued by the Corporation, including the Corporation’s 7.50% Series A Fixed-To-Floating Rate Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), other than the equity securities referred to in clauses (i) and (iii); (iii) junior to all equity securities issued by the Corporation and approved by at least two-thirds of the outstanding shares of the Series B Preferred Stock with terms specifically providing that those equity securities rank senior to the Series B Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up; and (iv) effectively junior to all of the Corporation’s existing and future indebtedness (including indebtedness convertible to Common Stock or Preferred Stock) and other liabilities and to all indebtedness, other liabilities and preferred equity of the Corporation’s existing subsidiaries and any future subsidiaries.

Section 4.         Dividends.

(a)                     Holders of shares of the Series B Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends. The initial dividend rate for the Series B Preferred Stock from and including August 15, 2019 (the “Original Issue Date”) to, but excluding, August 15, 2024 (the “Fixed Rate Period”) is at the rate of 7.125% of the $25.00 liquidation preference per share of Series B Preferred Stock per annum. On and after August 15, 2024 (the “Floating Rate Period”), dividends on the Series B Preferred Stock will accumulate at a percentage of the $25.00 liquidation preference per share of Series B Preferred Stock equal to an annual floating rate of the Three-Month LIBOR Rate (as defined below) plus a spread of 5.640%. Dividends on the Series B Preferred Stock shall accumulate daily and be cumulative from, and including, the Original Issue Date and shall be payable quarterly in arrears on or about the 15th day of each February, May, August and November (each, a “Dividend Payment Date”); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Dividends payable for any Dividend Period (as defined below) during the Fixed Rate Period will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and dividends payable for any Dividend Period during the Floating Rate Period will be calculated on the basis of a 360-day year and the number of days actually elapsed in such Dividend Period. Dividends will be payable to holders of record as they appear in the stock records of the Corporation for the Series B Preferred Stock at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but excluding, such Dividend Payment Date.

(b)                     For each Dividend Period during the Floating Rate Period, LIBOR (the London interbank offered rate) (“Three-Month LIBOR Rate”) will be determined by the Corporation or a Calculation Agent (as defined below), as of the applicable Dividend Determination Date (as defined below), in accordance with the following provisions:

i.
LIBOR will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date; or

ii.
if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant Dividend Determination Date, then the Corporation will select four nationally recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide the Corporation with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Dividend Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Dividend Determination Date for the applicable Dividend Period. Offered quotations must be based on a principal amount equal to an amount that, in the Corporation’s discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Dividend Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Dividend Determination Date for such Dividend Period by three nationally recognized banks in New York, New York selected by the Corporation, for loans in U.S. dollars to nationally recognized European banks (as selected by the Corporation), for a period of three months commencing on the first day of the applicable Dividend Period. The rates quoted must be based on an amount that, in the Corporation’s discretion, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then if a Calculation Agent has not been appointed at such time, the Corporation will appoint a Calculation Agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates or display page, shall determine LIBOR for the second London Business Day immediately preceding the first day of the applicable Dividend Period in its sole discretion. If the Calculation Agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to Three-Month LIBOR for the then current Dividend Period, or, in the case of the first Dividend Period in the Floating Rate Period, the most recent dividend rate that would have been determined based on the last available Reuters Page LIBOR01 had the Floating Rate Period been applicable prior to the first Dividend Period in the Floating Rate Period.

Notwithstanding the foregoing, if the Corporation determines on the relevant Dividend Determination Date that LIBOR has been discontinued, then the Corporation will appoint a Calculation Agent and the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to Three-Month LIBOR Rate. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of business day, the Dividend Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the Calculation Agent will, in consultation with the Corporation, follow the steps specified in clause (b)(ii) of this Section 4 in order to determine Three-Month LIBOR Rate for the applicable Dividend Period.

(c)                     “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(d)                     “Calculation Agent” means a third party independent financial institution of national standing with experience providing such services, which has been selected by the Corporation.

(e)                     “Dividend Determination Date” means the second London Business Day (as defined below) immediately preceding the first date of the applicable Dividend Period.

(f)                      “Dividend Period” means the period from, and including, the immediately preceding dividend payment date to, but excluding, the applicable dividend payment date, except for the initial Dividend Period, which will be the period from, and including, the Original Issue Date to, but excluding, November 15, 2019.

(g)                     “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

(h)                     “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited, or ICE, or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

(i)                      No dividends on shares of Series B Preferred Stock shall be declared by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the declaration, payment or setting apart for payment thereof or provide that the declaration, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(j)                      Notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears, and holders of the Series B Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a). Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series B Preferred Stock.

(k)                     Except as provided in this Section 4(k), unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, (i) no dividends or other distributions (other than in shares of Common Stock or in shares of any class or series of Preferred Stock that the Corporation may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, and (iii) any shares of Common Stock and Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (x) by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, other capital stock of the Corporation that it may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, and (y) for transfers made pursuant to the provisions of Article XI of the Certificate of Incorporation). The foregoing will not, however, prevent the redemption, purchase or acquisition by the Corporation of shares of any class or series of stock for the purpose of enforcing restrictions on transfer and ownership of the Corporation’s stock contained in the Certificate of Incorporation, including in order to preserve the Corporation’s qualification as a real estate investment trust (“REIT”), or the redemption, purchase or acquisition by the Corporation of shares of Common Stock for purposes of and in compliance with any incentive or benefit plan of the Corporation.

(l)                      When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other class or series of Preferred Stock that the Corporation has issued or may issue ranking on a parity as to dividends with the Series B Preferred Stock, including the Series A Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other class or series of Preferred Stock that the Corporation has issued or may issue ranking on a parity as to dividends with the Series B Preferred Stock, including the Series A Preferred Stock, shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of Preferred Stock that the Corporation has issued or may issue shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series B Preferred Stock and accumulated dividends per share on such other classes or series of Preferred Stock that the Corporation has issued or may issue (which shall not include any accumulation in respect of undeclared and unpaid dividends for past Dividend Periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

Section 5.          Liquidation Preference.

(a)                     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may lawfully issue ranking senior to the Series B Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series B Preferred Stock as to liquidation rights.

(b)                     In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Preferred Stock of the Corporation that it has issued or may issue ranking on a parity with the Series B Preferred Stock in the distribution of assets, then the holders of the Series B Preferred Stock and all other such classes or series of Preferred Stock, including the Series A Preferred Stock, shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c)                     Holders of Series B Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business, individually or in a series of related transactions, of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation (although such events may give rise to the special optional redemption and contingent conversion rights described herein).

Section 6.         Redemption.

(a)                     The Series B Preferred Stock is not redeemable by the Corporation prior to August 15, 2024, except as described in this Section 6 and except that, as provided in Article XI of the Certificate of Incorporation, the Corporation may purchase or redeem shares of the Series B Preferred Stock prior to that date in order to preserve its qualification as a REIT for U.S. federal income tax purposes.

(b)                     Optional Redemption Right. On and after August 15, 2024, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date, without interest. If the Corporation elects to redeem any shares of Series B Preferred Stock as described in this Section 6(b), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(c)                     Special Optional Redemption Right. Notwithstanding anything to the contrary contained in Section 6(a), upon the occurrence of a Change of Control, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series B Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon  (whether or not authorized or declared) to, but excluding, the redemption date, without interest. If, prior to the Change of Control Conversion Date (as hereinafter defined), the Corporation provided notice of its election to redeem some or all of the shares of Series B Preferred Stock pursuant to this Section 6, the holders of Series B Preferred Stock will not have the Change of Control Conversion Right (as hereinafter defined) with respect to the shares of the Series B Preferred Stock called for redemption. If the Corporation elects to redeem any shares of Series B Preferred Stock as described in this Section 6(c), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(d)                     A “Change of Control” is deemed to occur when, after the Original Issue Date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all capital stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American LLC (the “NYSE American”) or the NASDAQ Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

(e)                     In the event the Corporation elects to redeem any shares of the Series B Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series B Preferred Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series B Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(b) or Section 6(c); (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of the Series B Preferred Stock being so called for redemption will not be able to tender such shares of the Series B Preferred Stock for conversion in connection with the Change of Control and that each share of Series B Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the shares of the Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of the Series B Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of the Series B Preferred Stock except as to the holder to whom notice was defective or not given.

(f)                      Holders of Series B Preferred Stock to be redeemed shall surrender the Series B Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g)                     If notice of redemption of any shares of Series B Preferred Stock has been given and if the Corporation irrevocably set aside the funds necessary for redemption for the benefit of the holders of the shares of Series B Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series B Preferred Stock, those shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(h)                     If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next Business Day.

(i)                      If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata or by lot (as nearly as may be practicable without creating fractional shares) that will not result in the automatic transfer of any shares of the Series B Preferred Stock to a trust pursuant to Article XI of the Certificate of Incorporation (as to restrictions on transfer and ownership of the Corporation’s capital stock).

(j)                      As part of any redemption of Series B Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series B Preferred Stock to be redeemed.

(k)                     Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, other Preferred Stock that the Corporation may issue ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series B Preferred Stock to preserve its REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

(l)                      Subject to applicable law, the Corporation may purchase shares of Series B Preferred Stock in the open market, by tender or by private agreement. Any shares of Series B Preferred Stock that the Corporation acquires may be retired and re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

Section 7.          Conversion Rights. Shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

(a)                     Upon the occurrence of a Change of Control, each holder of Series B Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series B Preferred Stock held by such holder pursuant to Section 6, in which case such holder will have the right only with respect to shares of Series B Preferred Stock that are not called for redemption) to convert some or all of the shares of Series B Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series B Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the $25.00 liquidation preference per share of Series B Preferred Stock plus any accumulated and unpaid dividends whether or not authorized or declared thereon to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series B Preferred Stock, in which case no additional amount for such accumulated and unpaid dividends to be paid on such Dividend Payment Date will be included in this sum) by (y) the Common Stock Price (as defined below) (such quotient, the “Conversion Rate”); and (ii) 3.32005 (the “Share Cap”), subject to adjustments provided in Section 7(b) below.

(b)                     The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Stock to existing holders of Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap times the aggregate number of shares of the Series B Preferred Stock issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

(c)                     The “Change of Control Conversion Date” is the date the Series B Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is no fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series B Preferred Stock.

(d)                     The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(e)                     In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series B Preferred Stock will receive upon conversion of such shares of Series B Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(f)                      If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(g)                     No fractional shares of Common Stock upon the conversion of the Series B Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

(h)                     Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not then exercised its right to redeem all shares of Series B Preferred Stock pursuant to Section 6, the Corporation will provide to holders of Series B Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series B Preferred Stock at their addresses as they appear on the stock transfer records of the Corporation.  No failure to give such notice or any defect thereto or in the giving thereof will affect the  validity of the proceedings for the conversion of any shares of the Series B Preferred Stock except as to the holder to whom notice was defective or not given. This notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series B Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series B Preferred Stock, holders will not be able to convert the shares of Series B Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series B Preferred Stock; (viii) the name and address of the paying agent and transfer agent for the Series B Preferred Stock; (ix) the procedures that the holders of Series B Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series B Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(i)                      The Corporation shall also issue a press release containing such notice provided for in Section 7(h) for publication on Dow Jones & Company, Inc., the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first business day following any date on which it provides the notice provided for in Section 7(h) to the holders of Series B Preferred Stock.

(j)                      To exercise the Change of Control Conversion Right, the holders of Series B Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series B Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series B Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series B Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series B Preferred Stock to be converted; and (iii) that the Series B Preferred Stock is to be converted pursuant to the applicable provisions of the Series B Preferred Stock.

(k)                     Holders of Series B Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series B Preferred Stock; (ii) if certificated Series B Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series B Preferred Stock; and (iii) the number of shares of Series B Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(l)                      Notwithstanding anything to the contrary contained in Sections 7(j) and (k), if any shares of Series B Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(m)                    Series B Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series B Preferred Stock pursuant to Section 6, in which case only the shares of Series B Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series B Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series B Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6.

(n)                     The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(o)                     In connection with the exercise of any Change of Control Conversion Right, the Corporation shall comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of Series B Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision of the Series B Preferred Stock, no holder of Series B Preferred Stock will be entitled to convert such Series B Preferred Stock into shares of Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to exceed the applicable share ownership limitations contained in Article XI of the Certificate of Incorporation, unless the Corporation provides an exemption from this limitation to such holder pursuant to Article XI of the Certificate of Incorporation.

(p)                     Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series B Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series B Preferred Stock to be converted.

Section 8.          Voting Rights.

(a)                     Holders of the Series B Preferred Stock will not have any voting rights, except as set forth in this Section 8 or as otherwise required by law or any applicable stock exchange rules. On each matter on which holders of Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock will be entitled to one vote, except that when shares of any other class or series of Preferred Stock have the right to vote with the Series B Preferred Stock as a single class on any matter, the Series B Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

(b)                     Whenever dividends on any shares of Series B Preferred Stock are in arrears for six or more quarterly Dividend Periods, whether or not consecutive, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock that the Corporation has issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote with the Series B Preferred Stock as a class with respect to the election of those two directors) and the holders of Series B Preferred Stock (voting together as a class with all other classes or series of Preferred Stock that the Corporation has issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series B Preferred Stock or by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until all dividends accumulated on the Series B Preferred Stock for all past Dividend Periods and the then current Dividend Period shall have been fully paid. In that case, the right of holders of the Series B Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series B Preferred Stock shall immediately resign and the number of directors constituting the Board shall be reduced accordingly. In no event shall the holders of Series B Preferred Stock be entitled pursuant to the voting rights under this Section 8 to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of its capital stock is listed or quoted. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series B Preferred Stock (voting together as a class with all other classes or series of Preferred Stock that the Corporation has issued or may issue and upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of such directors) pursuant to the voting rights under this Section 8 exceed two.

(c)                     If a special meeting at a place within the United States designated by the Corporation is not called by the Corporation within 30 days after request from the holders of Series B Preferred Stock in Section 8(b), then the holders of record of at least 25% of the outstanding Series B Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place within the United States designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 8(b), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

(d)                     If, at any time when the voting rights conferred upon the Series B Preferred Stock pursuant to Section 8(b) are exercisable, any vacancy in the office of a director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining director or by the vote of the holders of record of the outstanding Series B Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to Section 8(b). Any director elected or appointed pursuant to Section 8(b) may be removed at any time, with or without cause, only by the affirmative vote of holders of the outstanding Series B Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series B Preferred Stock in the election of directors pursuant to Section 8(b), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series B Preferred Stock and any such other classes or series of Preferred Stock, and may not be removed by the holders of the Common Stock.

(e)                     So long as any shares of Series B Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the outstanding Series B Preferred Stock and all other classes and series of Preferred Stock having like voting rights that are exercisable at the time, voting as a single class, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all classes or series of Preferred Stock ranking on a parity with the Series B Preferred Stock that the Corporation has issued or may issue and upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of Preferred Stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii), so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series B Preferred Stock and, provided further, that any increase in the amount of the authorized Preferred Stock, including the Series B Preferred Stock, or the creation or issuance of any additional shares of Series B Preferred Stock or other class or series of Preferred Stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series B Preferred Stock that the Corporation may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. Notwithstanding the foregoing, if any amendment, alteration or repeal of any provision of the Certificate of Incorporation would materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock disproportionately relative to other classes or series of Preferred Stock ranking on a parity with the Series B Preferred Stock and having like voting rights that are exercisable at the time, then the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series B Preferred Stock (voting as a separate class) shall also be required.

(f)                      The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series B Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6.

(g)                     Except as expressly stated in this Section 8 or as may be required by applicable law, the Series B Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 9.          Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series B Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit through the Corporation’s website at www.newresi.com (or other permissible means under the Exchange Act) to all holders of Series B Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, respectively, that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series B Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series B Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

Section 10.        No Preemptive Rights. No holders of the Series B Preferred Stock will, as holders of Series B Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

Section 11.        Restrictions on Ownership and Transfer. The Series B Preferred Stock shall be subject to the restrictions on ownership and transfer set forth in Article XI of the Certificate of Incorporation. Any person who violates such restrictions in acquiring actual or constructive ownership of shares of Series B Preferred Stock is required to give notice thereof immediately to the Corporation and provide the Corporation with such other information as the Corporation may request in order to determine the effect of such acquisition on the Corporation’s status as a REIT. All certificates representing shares of the Series B Preferred Stock shall be marked with a legend sufficient under the laws of the State of Delaware to provide a purchaser of such shares with notice of the restrictions on transfer under Article XI of the Certificate of Incorporation. Nothing in Article XI of the Certificate of Incorporation shall preclude the settlement of any transactions entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that settlement of any transaction takes place shall not, however, negate the effect of any provision of Article XI of the Certificate of Incorporation, and any transferee, and the shares of Series B Preferred Stock transferred to such transferee in such a transaction, shall be subject to all of the provisions and limitations in Article XI of the Certificate of Incorporation.

Section 12.        Record Holders. The Corporation and the transfer agent for the Series B Preferred Stock may deem and treat the record holder of any Series B Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

Section 13.        Office or Agency. For so long as any shares of Series B Preferred Stock are outstanding, the Corporation shall at all times maintain an office or agency in one of the 48 contiguous States of the United States of America where shares of Series B Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed this 15th day of August 2019.

By:	/s/ Nicola Santoro, Jr.
	Name:	Nicola Santoro, Jr.
	Title:	Chief Financial Officer

[Signature Page to Certificate of Designations]